CANANDAIGUA NATIONAL CORPORATION
                      72 SOUTH MAIN STREET
                   CANANDAIGUA, NEW YORK 14424

  This Proxy Statement is being mailed to holders of common stock, in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation for use at the Annual Meeting of Stockholders to be held March 13, 1996, and any adjournment thereof. Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made. If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed herewith. Any proxy may be revoked by the person giving it at any time prior to its exercise.

  Only stockholders of record as of the close of business on January 31, 1996, are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 161,155 shares of common stock, par value $50 per share. Each share of common stock is entitled to one vote. A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy.

  This Proxy Statement and the accompanying proxy are being mailed by first-class mail on February 23, 1996.

  All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation. It is estimated that the cost of this solicitation of security holders will be approximately $4,000.

              SHAREHOLDERS OF MANAGEMENT AND OTHERS

Principal Beneficial Owners of Common Stock

  A) The following table sets forth, as of January 31, 1996, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of
1934) of more that 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned and the percentage of class of the Corporation's common stock beneficially owned by all Directors and Principal Officers of the Corporation as a group:

                               Shares of Common              Percent of
Name and Address                  Stock Owned                  Class

Arthur S. Hamlin                       8,700(1)                 5.40%
Canandaigua, NY

All Directors and Principal           15,264(2)                 9.47%
Officers of Corporation
as a Group (12 persons)

(1) Includes 1,200 shares in the Estate of Mary D. Hamlin, of which he is the executor

(2) Includes 40 shares owned individually by Robert G. Sheridan, 18 shares owned by Robert G. Sheridan as custodian for his three children under New York Uniform Gifts to Minors Act, and 10 shares owned by his IRA held by subsidiary bank. Includes 42 shares owned individually by Gregory S. MacKay, 42 shares owned individually by his spouse, 52 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.

  As of January 31, 1996, the Trust Department of The Canandaigua National Bank and Trust Company held in various fiduciary capacities 25,847 shares or 16.04 % of the outstanding shares. The Trust Department of the bank has the power to vote 9,281 of these shares.

  B) Beneficial Ownership by Directors and Principal Officers:	The following
table sets forth as of January 31, 1996, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each Principal Officer.

                                Shares of Common           Percent of
Name and Address                   Stock Owned                Class

Patricia A. Boland                     50                      .03%
Canandaigua, NY

David Hamlin, Jr.                     150(1)                   .09%
Bloomfield, NY

Frank H. Hamlin                     5,690                     3.53%
Naples, NY

George W. Hamlin, IV                1,750(2)                  1.09%
Canandaigua, NY

Stephen D. Hamlin                   1,455(3)                   .90%

Paul R. Kellogg                       352(4)                   .22%
Canandaigua, NY

Eldred M. Sale                      1,610(5)                  1.00%
Victor, NY

Caroline C. Shipley                   108                      .07%
Canandaigua, NY

Alan J. Stone                       3,379(6)                  2.10%
Honeoye, NY

Willis F. Weeden, MD                  500                      .31%
Canandaigua, NY

Gregory S. MacKay                     152(7)                   .09%
Canandaigua, NY

Robert G. Sheridan                     68(8)                   .04%
Canandaigua, NY

(1)Includes 70 shares in his Self Directed IRA held by subsidiary bank.
<page

(2) Includes 80 shares owned individually by his spouse, 68 shares owned by his spouse as custodian for his minor children under New York Uniform Gifts to Minors Act and 136 shares owned by his two children.

(3) Includes 360 shares owned individually by his spouse.

(4) Includes 100 shares owned individually by his spouse.

(5) Includes 410 shares owned individually by his spouse.

(6) Includes 439 shares owned by his IRA held by subsidiary bank, 20 shares owned individually by his spouse and 50 shares owned by her IRA held by subsidiary bank.

(7) Includes 42 shares owned individually by his spouse, 52 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.

(8) Includes 18 shares owned as custodian for his three children under New York Uniform Gifts to Minors Act and 10 shares owned by his IRA held by subsidiary bank.

ELECTION OF OFFICERS

  The number of Directors to be elected at the 1996 Annual Meeting is four. Directors are elected annually by the stockholders to hold office for three years and until their successors are elected and qualified. Willis F. Weeden, MD has made the decision not to seek re-election to the Board of Directors. Management has nominated as Directors, and recommends the election of the four persons listed below. Nominees Frank H. Hamlin, Stephen D. Hamlin and Paul R. Kellogg are members of the present Board and were elected by the stockholders of the Corporation at the Annual Meeting held in 1984. Nominee Daniel P. Fuller is not a member of the present board and has been nominated to fill the vacancy created by the retirement of Willis F. Weeden, MD. Each nominee has consented to be named in this Proxy Statement and to serve if elected. If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that any substitute nominees will be required.

INFORMATION ON DIRECTORS AND  NOMINEES

                           Year First Elected
                             or Appointed to:           Principal Occupation
Name                      Age   Corporation    Bank      For Past Five Years

Incumbent Class 2 Directors - Term Expiring 1996

Frank H. Hamlin           90       1984        1948    Chairman of the Board of
                                                       Directors of The
                                                       Canandaigua National
Bank
                                                       and Trust Company until
                                                       February 1986; retired
                                                       February 1986 - present

Stephen D. Hamlin         59       1984        1973    Chief Executive Officer
                                                       Sonnenberg Gardens
                                                       February 1996 - present

                            Year First Elected
                             or Appointed to:          Principal Occupation
Name                      Age   Corporation    Bank    For Past Five Years

Incumbent Class 2 Directors - Term Expiring 1996

Paul R. Kellogg           68       1984        1962    Owner - Kellogg's Pan-
                                                       Tree Inn

Nominee Class 2 Director

Daniel P. Fuller          45 *       **                President and General
                                                       Manager Bristol Mountain
                                                       Ski Resort - December
                                                       1984 - Present
*    not currently a Director of Corporation
**  not currently a Director of subsidiary Bank

Class 1 Directors - Term Expiring 1997

David Hamlin, Jr.         52        1993       1993    Farmer
                                                       Retired Colonel, New
                                                       York State Air National
                                                       Guard

George W. Hamlin, IV      54        1984       1979    President, CEO and Trust
                                                       Officer - The
Canandaigua
                                                       National Bank and Trust
                                                       Company April 1979 -
                                                       present.  Director of
the
                                                       Buffalo, NY Federal
                                                       Reserve Bank 1992 -
                                                       present

Caroline C. Shipley       56       1984        1984    Business Manager -
                                                       WCGR/WLKA Radio Station
                                                       1985 to August 1991;
                                                       Educator - Area II
                                                       New York State School
                                                       Boards Association
                                                       Director and Vice
                                                       President January 1991 -
                                                       December 1995; President
                                                       January 1996 - present

                            Year First Elected
                             or Appointed to:          Principal Occupation
Name                      Age   Corporation    Bank    For Past Five Years

Class 3 Directors - Term Expiring 1998

Patricia A. Boland       60       1986         1986    Executive Director -
                                                       Granger Homestead 10/89
- -
                                                       present

Eldred M. Sale           71       1984         1966    Sr. Vice President - The
                                                       Canandaigua National
Bank
                                                       and Trust Company 1980 -
                                                       January 1987; presently
                                                       retired

Robert G. Sheridan       47       1984         1992    Senior Vice President
and
                                                       Cashier - The
Canandaigua
                                                       National Bank and Trust
                                                       Company - 1989 - present

Alan J. Stone            55       1986         1986    CEO Stone Construction
                                                       Equipment, Inc. until
                                                       1986 Managing Partner -
                                                       Stone Properties July
                                                       1986 - present.
Chairman
                                                       of the Board -
                                                       Canandaigua National
                                                       Corporation - February
                                                       1994 - present

  The family relationships between the above-named Directors are as follows:
George Hamlin is the son of Frank Hamlin. Stephen Hamlin is the nephew of Frank Hamlin and first cousin of George Hamlin. David Hamlin, Jr. , is a first cousin once removed of Frank Hamlin and a second cousin of George and Stephen Hamlin.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Directors of Canandaigua National Corporation and the Directors of The Canandaigua National Bank and Trust Company are the same persons.

  The Corporation does not have standing Audit, Nominating, or Compensation Committees. These functions are performed by the following committees of The Canandaigua National Bank and Trust Company:

  The Examining Committee consists of five (5) Directors who are not employees of the subsidiary bank and who are appointed annually by the Board of Directors. Members of the Committee are:

     Caroline C. Shipley                     Frank H. Hamlin
     Stephen D. Hamlin                       Patricia A. Boland
     Paul R. Kellogg

  The Examining Committee met six (6) times during 1995 to supervise the internal audit activities of the Bank. The function of the Committee is to make or cause to be made suitable examinations every year and to insure that the Bank's activities are being conducted in accordance with the law and the banking rules and regulations established by the Comptroller of the Currency, other regulatory and supervisory authorities, and in conformance with established policy. In addition, the Examining Committee recommends to the Board of Directors the services of a reputable independent certified public accounting firm, and the Board of Directors then appoints the independent certified public accounting firm at the annual organizational meeting of Directors. The Committee receives and reviews the reports of the independent certified public accounting firm and presents them to the Board of Directors with comments and recommendations. At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of all the assets in each trust has been made.

  The Officers' Compensation Committee consists of three (3) Directors who are not employees of the subsidiary bank and who are appointed by the Board of Directors each year. Members of the Committee are as follows:
     Stephen D. Hamlin                  Alan J. Stone
     Caroline C. Shipley

  The Officers' Compensation Committee met three (3) times during 1995 to perform annual reviews of officers' performance. Based on the Committee's reviews, recommendations on officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

  The Corporation has no Nominating Committee or other committee performing a similar function, but the Board of Directors does consider persons suggested as candidates for election as Corporate Directors. In this connection, the Board will consider recommendations submitted by stockholders. Any stockholder wishing to make such a recommendations should submit it to the Secretary of the Corporation. Notice of intention to make any nominations or other proposals, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of stockholders called for the election of Directors.
Such notification should contain the following information to the extent known to the notifying stockholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the number of shares of common stock of the Corporation owned by the notifying stockholder.

  The Board of Directors of the Corporation held twelve (12) regular meetings during 1995. No incumbent Director of the Bank or of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.

BOARD OF DIRECTORS COMPENSATION

  For the years 1995 and 1994, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation. For the years 1995 and 1994, members of the Board of Directors of The Canandaigua National Bank and Trust Company were compensated at the rate of $300 per meeting attended.

PRINCIPAL OFFICERS

  The following table sets forth selected information about the Principal Officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                                       Number
                          Office and                  of Shares
                         Position with               Beneficially
Name                      Corporation     Held Since     Owned       Age

George W. Hamlin, IV*      President        1984         1,750(1)     54
Robert G. Sheridan*        Secretary        1984            68(2)     47
Gregory S. MacKay*         Treasurer        1988           152(3)     46

(1) Includes 80 shares owned individually by his spouse, 68 shares owned by his spouse as custodian for his minor child under New York Uniform Gifts to Minors Act and 136 shares owned by his two children

(2) Includes 18 shares owned as custodian for his three children under New York Uniform Gifts to Minors Act and 10 shares owned by his IRA held by subsidiary bank.
(3) Includes 42 shares owned individually by his spouse, 52 shares owned by his IRA held by subsidiary bank and 16 shares owned by his two children.

* All of the Principal Officers of the Corporation are officers of the subsidiary bank and have served as officers of the subsidiary bank for the past five (5) years.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

                        Annual Compensation          Long -Term Compensation
                                                     Awards Other Compensation
Name and                                                    Defined
Principal                              Other Annual  SAR's  Contribution
Position    Year     Salary    Bonus   Compensation  PSA's  Plan          ESOP
George W.   1993   $189,326  $11,360      $5,313     See    $25,820      $1,916
Hamlin, IV  1994   $202,576  $12,388      $5,774     Table  $22,984      $1,718
President   1995   $214,198  $13,099      $6,145     Below  $21,532      $1,606

STOCK APPRECIATION RIGHTS (SAR)
PHANTOM STOCK AWARDS (PSA)

  The table set forth below lists the value of the Stock Appreciation Rights and Phantom Stock Awards as of the date of award using the highest of three different estimates of value: (1) the book value of the Corporation, (2) the appraised value of the stock using a third-party appraisal of the Corporation's stock prepared for the Corporation's Employee Stock Ownership Plan, and (3) the price at which the Corporation's stock was bought and sold in private transactions for which the Corporation has information during the calendar quarter in which the award was made. The Corporation does not have pricing information regarding all private purchases and sales of the Corporation's stock, and the shares of the Corporation are not listed on any national exchange nor traded over the counter. The Stock Appreciation Rights and Phantom Stock

Awards are perpetual. Stock Appreciation Rights are exercisable after five years from the date of award. Phantom Stock Awards are exercisable by a recipient upon reaching the age of 55 or upon attaining 15 years of continuous full-time employment with the company. Amounts set forth in the table are adjusted for a two-for-one stock split approved by the stockholders in 1993
                                                     Estimated      Estimated
                   Number    % of Total  Base Price  Value as of    Value as of
                   Granted    SAR/PSA    SARs Only   Date of Award  12/31/95
Name         Year  SAR/PSA    Granted    $/Share     SAR/PSA        SAR/PSA
George W.    1993  86.87        25%       166.24      3,883.70      12,234.23
Hamlin, IV         86.87                             18,329.57      26,673.84
             1994  88.87        25%       181.65      3,942.71      11,151.62
                   88.87                             20,091.40      27,300.30
             1995 101.20        25%       197.47      6,314.88      11,096.54
                  101.20                             26,298.84      31,077.51

  No Stock Appreciation Rights or Phantom Stock Awards were exercised during
1995.

  Compensation for the executive officer for whom disclosure is required by
Item 402 of Regulation S-K is determined by the Officers' Compensation Committee consisting of Stephen D. Hamlin, Caroline C. Shipley and Alan J. Stone. The Committee's consideration consists of, but is not limited to, analysis of the following factors: financial performance of the company, including Return on Equity, Return on Assets, growth of the company, and management of assets and liabilities. All of these factors are considered in the context of the market for the company's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.

  In addition, the Officers' Compensation Committee conducts a comparison study of the company's executive compensation with that of comparable positions in similar companies within the company's peer group. The Committee also considers intangible factors such as the scope of responsibility of the executive, leadership within the company, the community and within the industry, and whether the company, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value.

PERFORMANCE GRAPH

  The following performance graph is required to be set forth in the Proxy Statement by Item 402 (1) of Regulation S-K. The theory incorporated into this requirement is that all corporations have organized orderly markets in which to exchange their securities. The graph is provided so that stockholders and prospective stockholders can compare market results with peer companies or with indexes of companies in similar businesses or having similar capitalization, e.g. those companies which are listed on the NASDAQ or NYSE.

  THE CORPORATION'S COMMON STOCK IS NOT LISTED WITH A NATIONAL SECURITIES EXCHANGE, NOR IS IT TRADED IN THE OVER-THE-COUNTER MARKET. THE CORPORATION'S COMMON STOCK IS NOT ACTIVELY TRADED; LESS THAN 1% OF THE CORPORATION'S OUTSTANDING SHARES HAVE BEEN BOUGHT AND SOLD IN ANY YEAR REPRESENTED IN THE GRAPH. DUE TO THE EXTREMELY LIMITED NUMBER OF TRANSACTIONS, THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK USED IN THE GRAPH MAY NOT BE INDICATIVE OF THE ACTUAL MARKET VALUE OF THE CORPORATION'S COMMON STOCK. THE GRAPH SET FORTH BELOW DEPICTS THE AVERAGE SALE PRICE OF THE CORPORATION'S COMMON STOCK BASED ONLY UPON TRANSACTIONS FOR WHICH THE CORPORATION HAS PRICE INFORMATION. THERE ARE PURCHASES AND SALES OF THE CORPORATION'S COMMON STOCK FOR WHICH THE CORPORATION HAS NO PRICE INFORMATION; THEREFORE, THE ACTUAL AVERAGE SALE PRICE OF ALL SHARES BOUGHT AND SOLD IN ANY QUARTER MAY BE DIFFERENT THAN SET FORTH IN THE GRAPH.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has selected KPMG Peat Marwick as independent certified public accountants of Canandaigua National Corporation until the Annual Meeting held in 1996. Representatives are expected to be present at the meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they so desire.

FINANCIAL INFORMATION

  Incorporated by reference and made a part hereof is the Annual Report of Canandaigua National Corporation for the year ending December 31, 1995.

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the 1996 Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.

                  By Order of the Board of Directors



                              George W. Hamlin, IV
                              Secretary - Board of Directors
                              February 23, 1996